NAME OF REGISTRANT
Franklin Strategic Series
File No. 811-06243

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on May 1 2013;


- Franklin Biotechnology Discovery Fund
- Franklin Flex Cap Growth Fund
- Franklin Focused Core Equity Fund
- Franklin Global Government  Bond Fund
- Franklin Growth Opportunities Fund
- Franklin Small Cap Growth Fund
- Franklin Small-Mid Cap Growth Fund
- Franklin Strategic Income Fund